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                                                                   EXHIBIT 13 D.



                          STOCK SUBSCRIPTION AGREEMENT

                                    BETWEEN

                            CHUBB AMERICA FUND, INC.

                                      AND

                    CHUBB LIFE INSURANCE COMPANY OF AMERICA

                              WITH RESPECT TO THE

                           EMERGING GROWTH PORTFOLIO
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                          STOCK SUBSCRIPTION AGREEMENT


     THIS AGREEMENT is entered into by and between Chubb Life Insurance Company of America (hereinafter "Chubb Life"), a stock life insurance company existing under and by virtue of the laws of the State of New Hampshire, and the Chubb America Fund, Inc. (hereinafter "the Company"), a corporation organized and existing under and by virtue of the laws of the State of Maryland.

     In consideration of the mutual promises set forth herein, the parties agree as follows:

     1. The Company agrees to sell to Chubb Life, and Chubb Life hereby subscribes to purchase up to 300,000 Shares of Stock of the Emerging Growth Portfolio; at $.01 Par Value.

     2. Chubb Life agrees to pay for at least one share at some time on or before the effective date of the update amendment required by Item 32 to the registration statement filed by the Company on Form N-1A and to purchase and pay for such additional Shares it desires when Chubb Life in its sole discretion deems desireable.

     3. Chubb Life acknowledges that the Shares have not been, and will not be, registered under any state or federal securities laws and that, therefore, the Company is relying on certain exemptions therein from such registration requirements, including exemptions dependent on the intent of the undersigned in acquiring the Shares. Chubb Life also understands that any resale of the Shares, or any part thereof, may be subject to restrictions under state and federal securities laws, and that Chubb Life may be required to bear the economic risk of an investment in the Shares for an indefinite period of time.

     4. Chubb Life represents and warrants that it is acquiring the Shares solely for its own account and solely for investment purposes and not with a view to the resale or disposition of all or any part thereof, and that it has no present plan or intention to sell or otherwise dispose of the Shares or any part thereof; and

     5. Chubb Life agrees that it will not sell or dispose of the Shares or any part thereof unless registration statements with respect to such Shares are then in effect under the Securities Act of 1933 and under any applicable state securities laws or unless the undersigned shall have delivered to the Company an opinion of counsel acceptable to the Company, in form and substance acceptable to the Company, that no such registration is necessary.
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     6.  Chubb Life further agrees to withdraw any request to redeem any of the
Shares to the extent the Company informs the undersigned that the effect of such redemption could be to reduce the Company's net worth below $100,000.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement by
their duly authorized representatives this    day of             , 1995.



                         CHUBB LIFE INSURANCE COMPANY
                         OF AMERICA


                         By:  Russell Simpson

                         Title: Treasurer



                         CHUBB AMERICA FUND, INC.


                         By: John Weston

                         Title: Treasurer